Exhibit 99.2

PART II

Item 6.  Selected Financial Data

The following table presents selected financial data for the last five years. This selected financial data should be read in conjunction with the consolidated financial statements and related notes included in “Item 15. —Exhibits and Financial Statement Schedules.” Amounts are expressed in millions, except for per share and employee information:

	Year Ended December 31,
	2017	2016	2015	2014	2013
CONSOLIDATED OPERATING RESULTS
Total revenue	$19,521.0	$19,036.5	$18,114.0	$21,531.6	$27,351.6
Earnings from continuing operations before taxes	386.4	546.6	726.6	1,204.9	1,177.6

Amounts attributable to Fluor Corporation:
Earnings from continuing operations(1)	$191.4	281.4	$418.2	$715.5	$667.7
Loss from discontinued operations, net of taxes	—	—	(5.7)	(204.6)	—
Net earnings(1)	$191.4	$281.4	$412.5	$510.9	$667.7

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations(1)	$1.37	$2.02	$2.89	$4.54	$4.11
Loss from discontinued operations, net of taxes	—	—	(0.04)	(1.30)	—
Net earnings(1)	$1.37	$2.02	$2.85	$3.24	$4.11

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations(1)	$1.36	$2.00	$2.85	$4.48	$4.06
Loss from discontinued operations, net of taxes	—	—	(0.04)	(1.28)	—
Net earnings(1)	$1.36	$2.00	$2.81	$3.20	$4.06

Cash dividends per common share declared	$0.84	$0.84	$0.84	$0.84	$0.64

Return on average shareholders’ equity(2)	5.9%	9.1%	13.6%	20.1%	18.6%

CONSOLIDATED FINANCIAL POSITION
Current assets	$5,601.3	$5,610.3	$5,105.4	$5,417.8	$5,757.9
Current liabilities	3,574.2	3,816.0	2,935.4	3,330.9	3,407.2
Working capital	2,027.1	1,794.3	2,170.0	2,086.9	2,350.7
Property, plant and equipment, net	1,093.7	1,017.2	892.3	980.3	967.0
Total assets	9,327.7	9,216.4	7,625.4	8,187.5	8,320.7
Capitalization
1.750% Senior Notes	597.7	523.6	—	—	—
3.375% Senior Notes	496.9	496.0	495.2	494.3	493.5
3.5% Senior Notes	493.3	492.4	491.4	490.4	—
1.5% Convertible Senior Notes	—	—	—	18.3	18.4
Revolving Credit Facility	—	52.7	—	—	—
Other debt obligations	31.1	35.5	—	10.4	11.4
Shareholders’ equity	3,342.3	3,125.2	2,997.3	3,110.9	3,757.0
Total capitalization	4,961.3	4,725.4	3,983.9	4,124.3	4,280.3

Common shares outstanding at year end	139.9	139.3	139.0	148.6	161.3

OTHER DATA
New awards	$12,565.6	$20,959.2	$21,846.2	$28,831.1	$25,085.6
Backlog at year end(3)	30,915.4	45,011.9	44,726.1	42,481.5	34,907.1
Capital expenditures	283.1	235.9	240.2	324.7	288.5
Cash provided by operating activities	602.0	705.9	849.1	642.6	788.9
Cash utilized by investing activities	(484.3)	(741.4)	(66.5)	(199.1)	(234.6)
Cash utilized by financing activities	(215.5)	(10.4)	(728.2)	(666.4)	(369.6)
Employees at year end
Salaried employees	31,951	28,681	27,195	27,643	29,425
Craft/hourly employees	24,755	32,870	11,563	9,865	8,704
Total employees	56,706	61,551	38,758	37,508	38,129

(1)               Net earnings attributable to Fluor Corporation in 2017 included pre-tax charges totaling $260 million (or $1.18 per diluted share) resulting from forecast revisions for estimated cost growth at three fixed-price, gas-fired power plant projects in the southeastern United States, pre-tax charges totaling $44 million (or $0.20 per diluted share) resulting from forecast revisions for estimated cost increases on a downstream project and the adverse impact of recently enacted U.S. tax reform legislation of $37 million (or $0.27 per diluted share).

Net earnings attributable to Fluor Corporation in 2016 included a pre-tax charge of $265 million (or $1.20 per diluted share) related to forecast revisions for estimated cost increases on a petrochemicals project in the United States.

Net earnings attributable to Fluor Corporation in 2015 included a pre-tax pension settlement charge of $240 million (or $1.04 per diluted share), a pre-tax loss of $60 million (or $0.26 per diluted share) resulting from forecast revisions for a large gas-fired power plant in Brunswick County, Virginia, and a pre-tax gain of $68 million (or $0.30 per diluted share) related to the sale of 50 percent of the company’s ownership interest in its principal operating subsidiary in Spain to facilitate the formation of an Energy & Chemicals joint venture. Net earnings attributable to Fluor Corporation in 2015 also included an after-tax loss from discontinued operations of $6 million (or $0.04 per diluted share) resulting from the settlement of lead exposure cases related to the previously divested lead business of St. Joe Minerals Corporation and The Doe Run Company in Herculaneum, Missouri and the payment of legal fees incurred in connection with a pending indemnification action against the buyer of the lead business for these settlements and others. The tax effect associated with this loss was $3 million.

Net earnings attributable to Fluor Corporation in 2014 included an after-tax loss from discontinued operations of $205 million (or $1.28 per diluted share) in connection with the reassessment of estimated loss contingencies related to the divested lead business. The tax effect associated with this loss was $112 million.

Net earnings attributable to Fluor Corporation in 2013 included pre-tax income of $57 million (or $0.22 per diluted share) resulting from the favorable resolution of various issues with the U.S. government related to 2001 — 2013. Of this amount, $31 million was the result of resolving challenges as to the reimbursability of certain costs, $11 million was the result of a favorable court ruling that resolved certain disputed items and $15 million was related to the closeout and final disposition of other matters.

See “Item 7. —Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages 30 to 44 and Notes to Consolidated Financial Statements on pages F-8 to F-44 for additional information relating to significant items affecting the results of operations for 2015 - 2017.

(2)              Return on average shareholders’ equity is calculated based on net earnings from continuing operations attributable to Fluor Corporation divided by the average shareholders’ equity of the five most recent quarters.

(3)              Total backlog included $741 million, $2.7 billion, $912 million, $2.1 billion and $983 million of unfunded portion of multi-year government contracts new awards as of December 31, 2017, 2016, 2015, 2014 and 2013, respectively.